Exhibit 10.7

Interest Rate Swap Transaction

The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into between:

CITIBANK, N.A.

(“Citibank”)

and

HARLEY-DAVIDSON MOTORCYCLE TRUST 2008-1

(the “Counterparty”)

on the Trade Date and identified by the Citibank Deal Number specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the Master Agreement specified below, and supersedes any previous confirmation or other writing with respect to the transaction described below.

The definitions and provisions contained in the 2006 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc., the “Definitions”) are incorporated into this Confirmation.  In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.

Terms not otherwise defined herein shall have the respective meaning set forth in the Indenture relating to the Counterparty’s USD540,000,000 Motorcycle Contract Backed Notes and dated as of 15 February 2008 (the “Indenture”), between the Counterparty, as issuer, and The Bank of New York Trust Company, N.A., not in its individual capacity but solely in its capacity, as indenture trustee (the “Indenture Trustee”).

This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement dated as of 15 February 2008, as amended and supplemented from time to time (the “Agreement”), between Citibank and the Counterparty.  All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

The terms of the particular Interest Rate Swap Transaction to which this Confirmation relates are as follows:

A. TRANSACTION DETAILS

Citibank Deal Number(s):	M081712

Notional Amount:

For each Calculation Period, the Outstanding Amount of the Class A-2 Notes as of the close of business on the Payment Date that is the first day of each Calculation Period, as stated in Servicer’s monthly investor report relating to such Payment Date (“Monthly Report”), or for the first Calculation Period, USD197,000,000.00. The Counterparty will cause the Monthly Report relating to such calculation period to be delivered to Citibank on or prior to the date such Monthly Report is required to be delivered pursuant to the Transaction Documents.

Trade Date:	15 February 2008

Effective Date:	20 February 2008

Termination Date:

The earliest of (i) 15 November 2011 or (ii) the date on which the Notional Amount hereunder has been reduced to zero, subject to adjustment in accordance with the Modified Following Business Day Convention and subject to Early Termination in accordance with the terms of the Agreement.

Fixed Amounts:

Fixed Rate Payer:	Counterparty

Fixed Rate Payer Payment Dates:

The 15th of each month in each year, from and including 15 March 2008 to and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention and there will be No Adjustment to any Calculation Period.

Fixed Rate:	3.54000%

Fixed Rate Day Count Fraction:	30/360

Business Days:	New York

Floating Amounts:

Floating Rate Payer:	Citibank

Floating Rate Payer Payment Dates:

The 15th of each month in each year, from and including 15 March 2008 to and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention and there will be an adjustment to each Calculation Period.

Floating Rate for initial Calculation Period:	4.01375%

Floating Rate Option:	USD-LIBOR-BBA

Reset Dates:	The first day of each Calculation Period.

Spread:	Plus 0.90000%

Compounding:	Inapplicable

Floating Rate Day Count Fraction:	Actual/360

Designated Maturity:	1 Month

Business Days:	New York

Calculation Agent:	Citibank, unless otherwise stated in the Agreement.

B. ACCOUNT DETAILS
Payments to Citibank in USD:	CITIBANK NEW YORK
CITIBANK N.A.
ABA: 021000089
AC No: 00167679
SWIFT code: CITIUS33
Ref: HDMOT 2008-1

Payments to Counterparty in USD:	As per your standard settlement instructions.

C. OFFICES

Citibank:	NEW YORK

D. DOCUMENTS TO BE DELIVERED

Each party shall deliver to the other, at the time of its execution of this Confirmation, evidence of the incumbency and specimen signature of the person(s) executing this Confirmation, unless such evidence has been previously supplied and remains true and in effect.

E.  RELATIONSHIP BETWEEN PARTIES

Each party will be deemed to represent to the other party on the date on which it enters into an Interest Rate Swap Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Interest Rate Swap Transaction):

(a)           Non-Reliance.  It is acting for its own account, and it has made its own independent decision to enter into that Interest Rate Swap Transaction and as to whether that Interest Rate Swap Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Interest Rate Swap Transaction; it being understood that information and explanations related to the terms and conditions of an Interest Rate Swap Transaction shall not be considered investment advice or a recommendation to enter into that Interest Rate Swap Transaction.  No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Interest Rate Swap Transaction.

(b)           Assessment and Understanding.  It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Interest Rate Swap Transaction.  It is capable of assuming, and assumes the risks of that Interest Rate Swap Transaction.

(c)      Status of Parties.   The other party is not acting as a fiduciary for or an adviser to it in respect of that Interest Rate Swap Transaction.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to us or by sending to us a letter, telex or facsimile substantially similar to this letter, which letter, telex or facsimile sets forth the material terms of the Transaction to which this Confirmation relates and indicates agreement to those terms. When referring to this Confirmation, please indicate: Citibank Deal Number(s): M081712

Citibank, N.A.

By: /s/ Frank A. Licciardello

Name:	Frank A. Licciardello

Title:	Authorized Signatory

Accepted and confirmed as of the date first written:
HARLEY-DAVIDSON MOTORCYCLE TRUST 2008-1 By: Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee on behalf of the Counterparty

By: /s/ Erik E. Overcash

Name:	Erik E. Overcash

Title:	Financial Services Officer

Your reference number: